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                                    PLAN OF MERGER

                                       MERGING

                              AUTOCLAVE ENGINEERS, INC.
                             (a Pennsylvania corporation)

                                    WITH AND INTO

                                UNIT INSTRUMENTS INC.
                              (a California corporation)

                                       RECITALS

               A. AUTOCLAVE ENGINEERS, INC. ("Autoclave") is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, which is authorized to issue 12,000,000 shares of Common Stock, par value $.15 per share ("Autoclave Common Stock"), of which 4,079,497 are issued and outstanding.

               B. UNIT INSTRUMENTS, INC. ("Unit") is a corporation duly organized, validly existing and in good standing under the laws of the State of California, which is authorized to issue 12,000,000 shares of Common Stock, par value $.15 per share ("Unit Common Stock"), of which 1,000 are issued and outstanding; and 2,000,000 shares of Preferred Stock, par value $.01 per share, none of which are issued and outstanding. Pursuant to this Plan of Merger, Unit shall be the surviving corporation subsequent to such merger.

               C. The Board of Directors of Autoclave has adopted and approved this Plan of Merger in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") and directed that it be submitted to the shareholders of Autoclave for approval.

               D. The Board of Directors of Unit, as well as Autoclave, the sole shareholder of Unit, has adopted this Plan of Merger in accordance with the California General Corporation Law (the "CGCL").

                                      ARTICLE I

                                       GENERAL

               1.1 The Merger. Autoclave and Unit shall effect a merger (the "Merger") in accordance with and subject to the terms and conditions of this Plan of Merger (the "Plan"). At the Effective Time (as defined in Section 1.2 hereof), Autoclave shall be merged with and into Unit; and the existence of Autoclave, except insofar as it may be continued by law, shall cease. After the Effective Time, Unit shall assume all the liabilities of Autoclave.

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               1.2  Effectiveness.  Articles of Merger, the Plan of Merger,
          and such other documents and instruments as are required by, and complying in all respects with, the CGCL and the PBCL shall be delivered to the appropriate state officials for filing upon satisfaction of the conditions contained in Section 3.3 hereof. The Merger shall become effective at the time of the filing of the required documents under the CGCL and the PBCL (the
          "Effective Time").

               1.3 Further Assurances. If at any time Unit, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Unit its right, title or interest in, to or under any of the rights, properties or assets of Autoclave acquired or to be acquired by Unit as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Plan, Autoclave and its proper officers and directors shall be deemed to have granted to Unit an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Unit and otherwise to carry out the purposes of this Plan; and the proper officers and directors of Unit are fully authorized in the name of Autoclave or otherwise to take any and all such action.

               1.4 Amendment. Notwithstanding shareholder approval of this Plan, this Plan may be terminated at any time on or before the Effective Time by agreement of the Boards of Directors of Autoclave and Unit.



                                      ARTICLE II

                                    CAPITAL STOCK

               2.1 Autoclave Common Stock. At the Effective Time, each share of Autoclave Common Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one validly issued, fully paid and non-assessable share of Unit Common Stock. Shares held in the treasury of Autoclave shall be canceled and retired and resume the status of authorized and unissued shares of Common Stock.

               2.2 Unit Common Stock and Preferred Stock. Each share of Unit Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and resume the status of authorized and unissued shares of Common Stock, and no shares of Unit Common Stock or other securities of Unit shall be issued in respect thereof. There are currently no shares of Preferred Stock outstanding.


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               2.3  Exchange of Certificates.  No exchange of certificates representing shares of Autoclave Common Stock converted pursuant to Section 2.1 shall be required; and from and after the Effective Time and until certificates representing such Autoclave Common Stock are presented for exchange or registration of transfer, all such certificates shall be deemed for all purposes to represent the same number of shares of the class of Unit Common Stock into which they were so converted. After the Effective Time, whenever certificates which formerly represented shares of Autoclave Common Stock are presented for exchange or registration of transfer, Unit shall cause to be issued in respect thereof, certificates representing an equal number of shares of Unit Common Stock.



                                     ARTICLE III

          MISCELLANEOUS PROVISIONS

               3.1 Articles of Incorporation and By-laws. The Articles of Incorporation of Unit shall be unaffected by the Merger. The By-laws of Unit shall be unaffected by the Merger.

               3.2 Directors and Officers. The officers of Unit shall be unaffected by the Merger and each such officer shall hold office until the expiration of his or her term of office or earlier death, resignation or removal in accordance with the Articles of Incorporation and By-laws of Unit and applicable law. Upon effectiveness of the Merger, the Board of Directors of Autoclave shall, without further action, become the Board of Directors of Unit; and each such director shall hold office until the expiration of his or her term of office or earlier death, resignation or removal in accordance with the Articles of Incorporation and By-laws of Unit and applicable law.

               3.3 Conditions to Merger. The obligation of Autoclave and Unit to effect the Merger is subject to satisfaction of the following conditions (any or all of which may be waived by Autoclave and Unit in their sole discretion to the extent permitted by law):

                    (a) the shareholders of Autoclave shall have approved this Plan of Merger; and

                    (b) Autoclave shall have received an opinion of its tax counsel, satisfactory to Autoclave and substantially to the effect that, for federal income tax purposes (i) no gain or loss will be recognized by Autoclave, Unit or the shareholders of Autoclave by reason of the effectiveness of the Merger, (ii) each Autoclave shareholder's basis in Unit Common Stock into which such holder's Autoclave Common Stock is converted will be the same as the tax basis of the Autoclave Common Stock held by such holder immediately prior

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               to the effectiveness of the Merger, and (iii) an Autoclave shareholder who holds Autoclave Common Stock as a capital asset will include in such holder's holding period for Unit Common Stock the period during which such holder held the Autoclave Common Stock converted into such Unit Common Stock.

               IN WITNESS WHEREOF, the parties have executed this Plan of Merger this 10th day of November, 1995.


          UNIT INSTRUMENTS, INC.             AUTOCLAVE ENGINEERS, INC.


          By: /S/ Michael J. Doyle           By: /S/ Michael J. Doyle
              --------------------               --------------------
              Title:  President                  Title:  President



          By: /S/ Gary N. Patten             By: /S/ Gary N. Patten
              --------------------               --------------------
              Title:  Secretary                  Title:  Secretary




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